EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Vapor Corp. on Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (File No. 333-192391) of our report dated February 26, 2014, with respect to our audits of the consolidated financial statements of Vapor Corp. as of December 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of Vapor Corp. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 20, 2014